SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of Earliest Event Reported): March 25, 2002


                             COWLITZ BANCORPORATION
             (Exact name of registrant as specified by its charter)


              Washington                        000-23881                       91-1529841
(State of jurisdiction of incorporation)   (Commission file No.)   (I.R.S. Employer Identification No.)
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                               927 Commerce Avenue
                           Longview, Washington 98632

              (Address of principal executive offices and zip code)


Registrant's telephone number, including area code:  (360) 423-9800



ITEM 5.  Other Matters

Benjamin Namatinia, Chairman of Cowlitz Bancorporation, the holding company for Cowlitz Bank, announced that Paul L. Campbell has been appointed President and CEO of Cowlitz Bancorporation and Cowlitz Bank. Mr. Campbell replaces Harve E. Menkens, former President and CEO.

Harve Menkens and Bruce Buchberger recently resigned from the Board of Directors of both Cowlitz Bancorporation and Cowlitz Bank. Mr. Campbell has been appointed to fill the vacancies left by Mr. Menkens until the next annual meeting at which time Mr. Campbell's name will be nominated for election by the shareholders.

Prior to this appointment, Mr. Campbell was President & CEO of Pioneer National Bank for 18 years and has 38 years experience in the banking industry. Pioneer Bank operated as a successful independent, community bank based in Yakima, Washington, before being purchased by Interwest Bank in 1999.

A past President of the Washington Bankers Association, Mr. Campbell is a graduate of The Pacific Coast Banking School, The National Commercial Lending School, Bank Marketing School and attended the University of Utah.

Cowlitz Bank also hired Gary S. Hanson to fill the role of EVP/Chief Credit Administrator of Cowlitz Bank, and serve on the Bank's Board of Directors. Mr. Hanson has 28 years of lending experience, most recently as EVP, Chief Credit Officer and Branch Administrator of Kitsap Bank in Port Orchard, Washington.

Mr. Hanson is a business graduate of Central Washington State College, and a graduate of The Pacific Coast Banking School.

Cowlitz Bank has entered into employment contracts with both Mr. Campbell and Mr. Hanson in effect for the life of their employment. The terms of each contract include base salaries, bonus plans, options to purchase shares of common stock of the Company, severance agreements, and non-competition covenants.




                                    SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                                    COWLITZ BANCORPORATION


                                    By: /s/ Don P. Kiser
                                        -----------------------------
                                        Don P. Kiser
                                        EVP/CFO



Date:  March 29, 2002